November 9, 2017
Founder- and Owner-Operated Altice
Operational Management and Governance

Altice N.V. (Euronext: ATC, ATCB) announces the reorganization of its group management and governance in conjunction with the resignation today of Michel Combes, Altice N.V. CEO, Altice N.V. Director, Altice USA Director and SFR Group Chairman and CEO.

The new management and governance structure is designed to better implement Altice’s strategy, create clearer accountability amongst management and improve the operational and financial performance of the business. It aligns more fully the interests of founders and group management, both with significant ownership in the group, and the public shareholder base.

Patrick Drahi will be appointed as President of the Board of Altice N.V and will set out the strategic, operational, commercial and technological agenda for the group and its execution, including in particular SFR Group. Key members of Altice N.V. management will report directly to him:

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Dexter Goei will be appointed as CEO of Altice N.V. Dexter will continue to focus on the successful activities in the US as CEO and Chairman of Altice USA. In addition, Dexter will assume responsibility for key central group functions. Digital Advertising operations and the Dominican Republic CEO will report directly to him. Dexter Goei remains Director of the Board of Altice N.V.

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Dennis Okhuijsen is appointed Altice Europe CEO in addition to serving as CFO of Altice N.V. He will continue to assume responsibility for all financing and investor relations activities and the European operations CEOs will directly report into him.

•	Jérémie Bonnin is serving as Altice General Secretary.

•	Armando Pereira is appointed Altice Telecom COO. In addition to his primary focus on France, Armando will assume responsibility for all core telecommunications operational functions across the group.

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Alain Weill, SFR Media CEO, is appointed SFR Group Chairman and CEO, and Altice Media COO. Alain will continue to lead the media business across the group and implement Altice’s content and media convergence strategy in France together with Armando and his team.

Founded in 2001 by entrepreneur Patrick Drahi, Altice is a convergent global leader in telecoms, content, media, entertainment and advertising. Altice delivers innovative, customer-centric products and solutions that connect and unlock the limitless potential of its over 50 million customers over fiber networks and mobile broadband. The company enables millions of people to live out their passions by providing original content, high-quality and compelling TV shows, and international, national and local news channels. Altice delivers live broadcast premium sports events and enables millions of customers to enjoy the most well-known media and entertainment. Altice innovates with technology in its Altice Labs across the world. Altice links leading brands to audiences through premium advertising solutions. Altice is also a global provider of enterprise digital solutions to millions of business customers. Altice is present in 10 territories from New York to Paris, from Tel Aviv to Lisbon, from Santo Domingo to Geneva, from Amsterdam to Dallas. Altice (ATC & ATCB) is listed on Euronext Amsterdam.

This structure represents a return to the core organization that created the success of the Altice Group.  It will provide direct, clear leadership of the European operations to deliver on its potential and continue to support Altice USA.

Under Patrick Drahi’s leadership, the new structure assigns clear geographic responsibility.  At the same time, it centers core group telecom and media organizations around proven entrepreneurs and the historic core management team. All of these leaders are significant Altice shareholders and will execute Altice’s convergence strategy around telecoms, media-content and data-advertising.

Patrick Drahi said “Michel has been an important part of the Altice story when he first joined the Board of Altice.  He provided key support and judgment as we developed our expansion strategy.  As CEO, Michel critically created the group structure to operate a transatlantic communications business while driving key technology, research and innovation initiatives, which will serve Altice for the future.  I would like to personally thank him for his contribution, integrity, loyalty and friendship.”

Michel Combes said “I would like to thank Patrick and the team for their confidence over the past years. It has been a privilege to be part of the Altice story, accompany the expansion of the group and lead the industrialization of the convergence strategy. With Patrick returning as President of the group, Altice will be well positioned to execute its strategy across all operations.”

Contacts

Head of Investor Relations
Nick Brown: +41 79 720 1503 / nick.brown@altice.net

Head of Communications
Arthur Dreyfuss: +41 79 946 4931 / arthur.dreyfuss@altice.net

Regulated information

This press release contains inside information within the meaning of Article 7(1) of the EU Market Abuse Regulation.

Founded in 2001 by entrepreneur Patrick Drahi, Altice is a convergent global leader in telecoms, content, media, entertainment and advertising. Altice delivers innovative, customer-centric products and solutions that connect and unlock the limitless potential of its over 50 million customers over fiber networks and mobile broadband. The company enables millions of people to live out their passions by providing original content, high-quality and compelling TV shows, and international, national and local news channels. Altice delivers live broadcast premium sports events and enables millions of customers to enjoy the most well-known media and entertainment. Altice innovates with technology in its Altice Labs across the world. Altice links leading brands to audiences through premium advertising solutions. Altice is also a global provider of enterprise digital solutions to millions of business customers. Altice is present in 10 territories from New York to Paris, from Tel Aviv to Lisbon, from Santo Domingo to Geneva, from Amsterdam to Dallas. Altice (ATC & ATCB) is listed on Euronext Amsterdam.